INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
SECOND QUARTER 2020 FINANCIAL RESULTS

Indianapolis, IN - August 10, 2020 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended June 30, 2020.

Quarter Highlights

•Revenue totaled $480.6 million, an increase of 46.5% as compared to last year’s second quarter.
•Gross margin of 11.3%, an improvement of 170 basis points compared to the prior-year period.
•Net income of $3.6 million, or $0.09 per diluted share, as compared to a loss of $0.61 per diluted share in the prior-year period.
•Adjusted EBITDA of $39.3 million, a 90.8% improvement compared to the prior-year quarter.
•Cash and cash equivalents of $59.4 million at June 30, 2020 and no long-term debt amortization payments due until 2022.
•Backlog of $1.8 billion provides strong visibility.
•To date, realized limited impact from COVID-19.
•Increasing 2020 guidance.

Management Commentary

“IEA performed strongly in the second quarter of 2020, achieving year-over-year top-line revenue growth of 46.5%, gross margin of 11.3%, and bottom-line profitably of $0.09 per diluted share,” said JP Roehm, IEA’s President and Chief Executive Officer. “In Q2, we continued to focus on expense management and taking the necessary steps to preserve our cash position. These actions resulted in positive cash flow from operations for the quarter and we expect to achieve positive cash generation in the second half of this year. As a result of our strong performance and our current backlog, we are raising our guidance for 2020.

Mr. Roehm, continued, “IEA’s business has remained resilient. Our new business pipeline is robust, and we are bidding on work that goes out to 2022. We are finding a growing number of opportunities across each of our end markets. With the extension of the continuity safe harbor provisions of the Production Tax Credit, for example, we are expecting an active environment for wind into at least 2021. We are also ramping up our solar business and have added $233 million in new solar awards this year. Our specialty civil business continues to make progress, and we expect to add over $150 million in new rail projects before the end of this year.

Mr. Roehm, concluded, “Our employees have made exceptional efforts to service our customers during these difficult times. I want to thank each and every one of our team members for ensuring that the timing, scheduling, and resource management on all our projects has remained generally consistent with what we experienced before the onset of COVID-19.”

Second Quarter Results

Revenue of $480.6 million increased 46.5%, or $152.6 million, in the second quarter of 2020, compared to the same period in 2019. For the Renewables Segment, revenue increased by $145.1 million, or 81.0%, as a result of more favorable weather conditions at job sites, the benefit from the mobilization of several wind projects at the end of 2019, and an increase in the number and value of projects during the quarter. Specialty Civil Segment revenue increased $7.5 million, or 5.0%, primarily due to higher revenue generated from the Company’s heavy civil construction projects.

Gross profit of $54.2 million increased 72.6%, or $22.8 million, in the second quarter of 2020, compared to the same period in 2019. As a percentage of revenue, gross profit was 11.3% for the quarter, an increase of 170 basis points compared to 9.6% for the prior-year period. The increase in gross profit percentage and dollars is related to the increased revenue, coupled with much better weather conditions in the second quarter of 2020, and a larger number of construction projects in the quarter.

Selling, general and administrative expenses of $28.1 million increased 8.5%, or $2.2 million, in the second quarter of 2020, compared to the same period in 2019. Selling, general and administrative expenses were 5.8% of revenue in the second quarter of 2020, compared to 7.9% of revenue in the same period in 2019. The increase in selling, general and administrative expenses was primarily driven by increased compensation expense supporting significantly larger operations in both of the Company's operating segments.

Interest expense increased by $4.7 million in the second quarter of 2020 to total $16.2 million, compared $11.5 million in the same period in 2019. This increase was primarily driven by dividends on the Company’s Series B Preferred Stock, which are recorded as interest expense, partially offset by the decreased borrowings under the Company’s line of credit and term loan in the second quarter of 2020.

Other income (expense) decreased by $19.9 million, to an expense of $1.6 million in the second quarter of 2020 from an income of $18.3 million for the same period in 2019. This decrease was primarily the result of the impact of reducing a contingent liability by $18.8 million in the second quarter of 2019.

The provision for income taxes decreased 22.5%, or $1.4 million, to an expense of $4.7 million in the second quarter of 2020, compared to an expense of $6.1 million for the same period in 2019. The effective tax rates for the periods ended June 30, 2020 and 2019 were 56.8% and 49.6%, respectively. The higher effective tax rate in the second quarter of 2020 was primarily attributable to accrued dividends for the Series B Preferred Stock, which are not deductible for federal and state income taxes.

Net income was $3.6 million, or $0.09 per diluted share for the quarter, as compared to $6.2 million, or a loss of $0.61 per diluted share in the second quarter of 2019. In the second quarter of 2019, net income included the benefit of the other income $18.8 million gain, which was excluded from the numerator of the earnings per share calculation.

Adjusted EBITDA was $39.3 million for the quarter, as compared to $20.6 million in the second quarter of 2019. As a percentage of revenue, Adjusted EBITDA increased to 8.2%, compared to 6.3% of revenue in the prior-year period. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of June 30, 2020, the Company had $59.4 million of cash and cash equivalents and total debt of $367.2 million, which consisted of $173.3 million outstanding under its credit facility, $4.2 million of commercial equipment loans, and $189.7 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and is categorized as long-term debt. At the end of the second quarter, the Company had $26.5 million of availability under its credit facility.

Backlog

Backlog as of June 30, 2020 totaled approximately $1.8 billion, a decrease from $2.0 billion at the end of the prior quarter. The sequential decrease in backlog is consistent with the Company’s traditional seasonality. IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

Based on the backlog currently booked and contracts executed as of the date of this release, the Company now believes it is in a position to raise its full-year 2020 guidance. IEA anticipates revenue in the range of $1.6 billion to $1.7 billion, and Adjusted EBITDA in the range of $110 million to $125 million. This compares to previous guidance of $1.5 billion to $1.65 billion in revenue and $105 million to $125 million in Adjusted EBITDA. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release. Any significant worsening of the COVID-19 pandemic could affect the Company’s 2020 outlook.

Conference Call

IEA will hold a conference call to discuss its second quarter 2020 results tomorrow, August 11, 2020 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Second Quarter 2020 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website or by dialing 844-512-2921 and providing the PIN code: 13705007 for 30 days after the live call.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 200 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on economies and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;
•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•consumer demand;
•our ability to grow and manage growth profitably;

•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable wind energy market generally; and
•the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addoir.com
765-828-2568	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$480,604	$327,961	$838,767	$517,742
Cost of revenue	426,363	296,539	751,485	480,576
Gross profit	54,241	31,422	87,282	37,166

Selling, general and administrative expenses	28,074	25,878	57,558	53,632
Income (loss) from operations	26,167	5,544	29,724	(16,466)

Other income (expense), net:
Interest expense, net	(16,200)	(11,496)	(32,265)	(21,863)
Other income (expense)	(1,631)	18,272	(2,733)	18,102
Income (loss) before benefit for income taxes	8,336	12,320	(5,274)	(20,227)

(Provision) benefit for income taxes	(4,739)	(6,112)	(3,872)	2,796

Net income (loss)	$3,597	$6,208	$(9,146)	$(17,431)
Less: Convertible Preferred Stock dividends	(606)	(918)	(1,372)	(1,443)
Less: Contingent consideration fair value adjustment	—	(18,835)	—	(18,835)
Less: Net income allocated to participating securities	(802)	—	—	—
Net income (loss) available to common stockholders	$2,189	$(13,545)	$(10,518)	$(37,709)

Net income (loss) per common share - basic	0.11	(0.61)	(0.51)	(1.70)
Net income (loss) per common share - diluted	0.09	(0.61)	(0.51)	(1.70)
Weighted average shares - basic	20,751,673	22,252,489	20,636,944	22,220,799
Weighted average shares - diluted	39,978,382	22,252,489	20,636,944	22,220,799

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$59,392	$147,259
Accounts receivable, net	211,979	203,645
Contract assets	220,868	179,303
Prepaid expenses and other current assets	33,605	16,855
Total current assets	525,844	547,062

Property, plant and equipment, net	133,428	140,488
Operating lease asset	43,045	43,431
Intangible assets, net	30,564	37,272
Goodwill	37,373	37,373
Company-owned life insurance	3,940	4,752
Deferred income taxes	9,333	12,992
Other assets	367	1,551
Total assets	$783,894	$824,921

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	$141,174	$177,783
Accrued liabilities	153,988	158,103
Contract liabilities	123,091	115,634
Current portion of finance lease obligations	23,790	23,183
Current portion of operating lease obligations	10,392	9,628
Current portion of long-term debt	1,680	1,946
Total current liabilities	454,115	486,277

Finance lease obligations, less current portion	35,615	41,055
Operating lease obligations, less current portion	33,633	34,572
Long-term debt, less current portion	156,546	162,901
Debt - Series B Preferred Stock	176,800	166,141
Series B Preferred Stock - warrant obligations	3,800	17,591
Deferred compensation	7,174	8,004
Total liabilities	$867,683	$916,541

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares and 17,483 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 100,000,000 shares authorized; 21,142,193 and 20,460,533 shares issued and 20,960,862 and 20,446,811 outstanding at June 30, 2020 and December 31, 2019, respectively	2	2
Treasury stock, 181,331 and 13,722 shares at cost at June 30, 2020 and December 31, 2019, respectively.	(395)	(76)
Additional paid in capital	34,463	17,167
Accumulated deficit	(135,342)	(126,196)
Total stockholders' equity (deficit)	(101,272)	(109,103)
Total liabilities and stockholders' equity (deficit)	$783,894	$824,921

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(9,146)	$(17,431)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,001	23,801
Contingent consideration fair value adjustment	—	(18,835)
Warrant liability fair value adjustment	2,828	—
Amortization of debt discounts and issuance costs	5,379	2,732
Share-based compensation expense	1,957	1,760
Loss on sale of equipment	574	762
Deferred compensation	(830)	849
Accrued dividends on Series B Preferred Stock	7,959	1,025
Deferred income taxes	3,659	(2,517)
Other, net	227	60
Change in operating assets and liabilities:
Accounts receivable	(8,349)	(2,291)
Contract assets	(41,565)	(28,471)
Prepaid expenses and other assets	(16,685)	(7,353)
Accounts payable and accrued liabilities	(42,097)	(33,012)
Contract liabilities	7,458	18,090
Net cash used in operating activities	(64,630)	(60,831)

Cash flow from investing activities:
Company-owned life insurance	812	(296)
Purchases of property, plant and equipment	(5,171)	(4,158)
Proceeds from sale of property, plant and equipment	2,837	6,555
Net cash (used in) provided by investing activities	(1,522)	2,101

Cash flows from financing activities:
Proceeds from long-term debt	72,000	9,400
Payments on long-term debt	(82,357)	(59,334)
Debt financing fees	—	(9,473)
Payments on finance lease obligations	(12,468)	(10,119)
Sale-leaseback transaction	—	24,343
Proceeds from issuance of stock - Series B Preferred Stock	350	50,000
Proceeds from stock-based awards, net	760	159
Merger recapitalization transaction	—	2,754
Net cash (used in) provided by financing activities	(21,715)	7,730

Net change in cash and cash equivalents	(87,867)	(51,000)

Cash and cash equivalents, beginning of the period	147,259	71,311

Cash and cash equivalents, end of the period	$59,392	$20,311

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$3,597	$6,208	$(9,146)	$(17,431)
Interest expense, net	16,200	11,496	32,265	21,863
Provision (benefit) for income taxes	4,739	6,112	3,872	(2,796)
Depreciation and amortization	12,113	11,784	24,001	23,801
EBITDA	36,649	35,600	50,992	25,437

Non-cash stock compensation expense	844	722	1,957	1,761
Acquisition integration costs (1)	—	3,084	—	6,598
Contingent consideration fair value adjustment (2)	—	(18,835)	—	(18,835)
Series B Preferred warrant liability fair value adjustment (3)	1,771	—	2,828	—
Adjusted EBITDA	$39,264	$20,571	$55,777	$14,961

(1)Acquisition integration costs related include legal, consulting, personnel and other costs associated with the acquisitions of Consolidated Construction Solutions I, LLC and William Charles Construction Group.

(2)Reflects an adjustment for 2019 to the fair value of the Company’s contingent consideration incurred in connection with the Company's merger and initial public offering transactions in March 2018. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the Company not anticipating reaching EBITDA requirements outlined in the original agreement.

(3)Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price.

The following table outlines the reconciliation from 2020 projected net income to 2020 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2020
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$(12,000)	$(500)

Interest expense, net	61,000	61,000
Depreciation and amortization	50,000	50,000
Expense for income taxes	5,000	8,500
EBITDA	104,000	119,000

Non-cash stock compensation expense	4,500	4,500
Series B Preferred warrant liability fair value adjustment	1,500	1,500
Adjusted EBITDA	$110,000	$125,000